SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 24, 2006

Date of report (Date of earliest event reported)

BUCA, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-25721	41-1802364
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Nicollet Mall, Suite 5003 Minneapolis, Minnesota	55403
(Address of Principal Executive Offices)	(Zip Code)

Telephone Number: (612) 225-3400

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously reported, on July 25, 2005, BUCA, Inc. (the “Company”) filed a civil action against two of its former officers, Greg Gadel and John Motschenbacher, alleging that Gadel and Motschenbacher breached the fiduciary duties of loyalty, good faith, and due care that they owed to the Company during their tenure as officers and unjustly enriched themselves.

In connection with the lawsuit, the Company submitted an employee dishonesty insurance claim to its insurer Great American Insurance Company (“Great American”). On February 24, 2006, Great American paid to the Company $1.5 million in payment of a portion of the claim. The Company expects to receive additional amounts under the policy (currently estimated by the Company to be approximately $300,000) and retains its right submit claims for additional losses. The policy contains limits of $3.0 million per occurrence and a deductible of $25,000.

In connection with the payment, the Company will transfer to Great American its rights of recovery with respect to the portion of loss paid, including its rights of recovery for the amounts of loss paid by Great American under the civil action. Great American will also assume the liability for future legal expenses in connection with the civil action.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2006	BUCA, INC.
(Registrant)

	By	/s/ Richard G. Erstad
Richard G. Erstad
General Counsel and Secretary